CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,215,600	$229.27

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated August 24, 2010

(To the Prospectus dated February 10, 2009 and Prospectus Supplement dated March 1, 2010)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-145845

$3,215,600 Barclays Bank PLC Performance Securities with Contingent

Protection Linked to a U.S. Equity Index Basket

due August 31, 2015

Investment Description

Performance Securities with Contingent Protection (the “Securities”) are unsecured debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of a weighted basket (the “Underlying Basket”) of U.S. equity indices (each, a “Basket Index” and together the “Basket Indices”). The amount you receive at maturity is based on the return of the Underlying Basket and, in certain circumstances, on whether the Basket Ending Level is below the Trigger Level, which is 50% of the Basket Starting Level, on the Final Valuation Date. If the Basket Return is positive or zero, at maturity, you will receive an amount in cash per security that is equal to your principal amount plus an amount based on the Basket Return multiplied by the Participation Rate of 113%. If the Basket Return is negative and the Basket Ending Level is not below the Trigger Level on the Final Valuation Date, you will receive your principal. If the Basket Return is negative and the Basket Ending Level is below the Trigger Level on the Final Valuation Date, your Securities will be fully exposed to the depreciation of the Underlying Basket, and you could lose some or all of your investment. Investors will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature only applies at maturity. Any payment on the Securities, including any contingent protection feature, is subject to the creditworthiness of the issuer and is not, either directly or indirectly, an obligation of any third party.

Features

❑

Core Investment Opportunity: If you are seeking market exposure to the Underlying Basket, the Securities may provide an alternative to traditional investments. At maturity, the Securities allow you to participate in any positive Basket Return while providing an initial cushion from any negative Basket Return up to the Trigger Level.

❑

Contingent Protection Feature: If you hold the Securities to maturity and the Basket Ending Level is greater than or equal to the Trigger Level on the Final Valuation Date, you will receive at least 100% of your principal, subject to the creditworthiness of the issuer. If the Basket Ending Level is below the Trigger Level on the Final Valuation Date, your investment will be fully exposed to any negative Basket Return.

Key Dates[1]

Trade Date[1]:	August 24, 2010
Settlement Date[1]:	August 31, 2010
Final Valuation Date[2]:	August 24, 2015
Maturity Date[2]:	August 31, 2015

[1]

We expect to deliver each offering of the Securities against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering Performance Securities with Contingent Protection linked to a weighted basket of U.S. equity indices consisting of (i) the S&P MidCap 400® Index (“MID”), and (ii) the S&P SmallCap 600® Index (“SML”). The Securities are not subject to a predetermined maximum gain. Any return at maturity will be determined by the appreciation of the Underlying Basket and the Participation Rate. The Securities are offered at a minimum investment of $1,000.

Underlying Basket	Basket Weightings	Participation Rate	Trigger Level	CUSIP	ISIN
A weighted basket comprised of (i) the S&P MidCap 400® Index (“MID”), and (ii) the S&P SmallCap 600® Index (“SML”)	With respect to MID: 80% and SML: 20%.	113%	50% of the Basket Starting Level	06740L253	US06740L2530

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, the index supplement dated March 1, 2010 and this pricing supplement. See “Key Risks” on page PS-5 of this pricing supplement, “Risk Factors” beginning on page S-5 of the prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.35	$9.65
Total	$3,215,600	$112,546	$3,103,054

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 and the index supplement dated March 1, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

♦	Index Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043717/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Performance Securities with Contingent Protection linked to a U.S. Equity Index Basket that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦

You are willing to expose your principal to the full downside performance of the Underlying Basket if the Basket Ending Level is below the Trigger Level on the Final Valuation Date, and therefore willing to lose some or all of your principal.

♦	You have a moderate to high risk tolerance.

♦	You believe that the value of the Underlying Basket will appreciate over the term of the Securities.

♦	You seek an investment with a return linked to the Basket Indices that comprise the Underlying Basket.

♦	You are willing to forgo dividends paid on the shares of the component stocks of the Basket Indices.

♦	You are willing to invest in the Securities based on the stated Participation Rate of 113%.

♦	You do not seek current income from this investment.

♦	You are willing to hold the Securities to maturity, a term of 5 years and are not seeking an investment for which there will be an active secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as issuer of the Securities.

The Securities may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.

♦	You are not willing to make an investment in which you could lose 100% of your principal amount.

♦	You do not believe the Underlying Basket will appreciate over the term of the Securities.

♦	You prefer to receive dividends paid on the shares of the component stocks of the Basket Indices.

♦	You do not seek an investment with exposure to the Basket Indices comprising the Underlying Basket.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Securities to maturity, a term of 5 years.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ‘Key Risks’ beginning on page PS-5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC
Issue Price:	$10 per Security
Term:	5 years
Underlying Basket[2]	The Securities are linked to a weighted basket comprised of (i) the S&P MidCap 400® Index (“MID”), and (ii) the S&P SmallCap 600® Index (“SML”) (each a “Basket Index” and collectively, the “Underlying Basket”).
Basket Weightings:	With respect to: (i) MID: 80%, and (ii) SML: 20%.
Payment at Maturity (per $10):

•  If the Basket Return is positive, you will receive your principal plus a return equal to the Participation Rate multiplied by the Basket Return:

$10 + [$10 x Participation Rate x Basket Return]

•  If the Basket Return is 0% you will receive the principal amount of your Securities at maturity.

•  If the Basket Return is negative and the Basket Ending Level is above or equal to the Trigger Level on the Final Valuation Date, you will receive the principal amount of your Securities at maturity.

•  If the Basket Return is negative and the Basket Ending Level is below the Trigger Level on the Final Valuation Date, you will receive the principal amount of your Securities reduced by the negative Basket Return at maturity:

$10 + [$10 x Basket Return]

The principal protection on your Securities is contingent. [3] If the Basket Ending Level is below the Trigger Level on the Final Valuation Date, your principal is fully exposed to any depreciation of the Underlying Basket. As a result, you could lose some or all of your principal amount at maturity.

Any payment on the Securities, including the contingent protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Key Risks—Credit of Issuer” in this pricing supplement.

Participation Rate:	113%
Basket Return:	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level:	Set equal to 100 on the Trade Date.
Basket Ending Level:

On the Final Valuation Date, the Basket Ending Level will be calculated as follows:

100 x [1 + (MID return x 80%) + (SML return x 20%)]

The returns set forth in the formula above reflect the performance of the Basket Index as described under “Basket Index Return” below.

Basket Index Return:	With respect to each Basket Index, the percentage change from the Index Starting Level to the Index Ending Level, calculated as follows: Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	With respect to MID: 718.25 and with respect to SML: 319.63, which was the closing level for each respective Basket Index on the Trade Date.
Index Ending Level:	With respect to each Basket Index, the closing level for such Basket Index on the Final Valuation Date.
Trigger Level:	50, which is equal to 50% of the Basket Starting Level.
Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

If the Basket Return is less than -50% you will lose 1% (or a fraction thereof) on the principal amount of your Securities for every 1% (or a fraction thereof) the Basket Return is below 0%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + [$10.00 x Basket Return]

If the Basket Return is below the Trigger Level on the Final Valuation Date, the contingent protection3 is lost and your principal amount will be fully exposed to any decline in the Basket Ending Level from the Basket Starting Level. As a result, you will lose some or all of your principal amount at maturity.

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2	For a description of adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket” in the prospectus supplement.
3	Contingent protection is provided by Barclays Bank PLC and therefore, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due and is not, either directly or indirectly, an obligation of any third party.

Hypothetical Examples and Return Table of the Securities at Maturity

The following table and examples are based on the principal amount per Security of $10, on an offering of the Securities with the following terms:

Investment Term:	5 years
Basket Starting Level:	100
Trigger Level:	50 (50% of Basket Starting Level)
Participation Rate:	113%
Range of Underlying Basket Performance:	100% to -100%

Basket Ending Level	Basket Return*	Payment at Maturity	Securities Total Return at Maturity
200.00	100.00%	$21.30	113.00%
190.00	90.00%	$20.17	101.70%
180.00	80.00%	$19.04	90.40%
170.00	70.00%	$17.91	79.10%
160.00	60.00%	$16.78	67.80%
150.00	50.00%	$15.65	56.50%
140.00	40.00%	$14.52	45.20%
130.00	30.00%	$13.39	33.90%
120.00	20.00%	$12.26	22.60%
110.00	10.00%	$11.13	11.30%
100.00	0.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
70.00	-30.00%	$10.00	0.00%
60.00	-40.00%	$10.00	0.00%
50.00	-50.00%	$10.00	0.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

*	The Basket Return excludes any cash dividend payments.

Example 1—The Basket Return is 20%.

Because the Basket Return is positive, the investor receives a payment at maturity of $12.26 per $10.00 principal amount Security, representing a total return of 22.60% on the Securities.

$10 + ($10 x Basket Return x Participation Rate)

$10.00 + [$10.00 x (20% x 113%)] = $12.26

Example 2—The Basket Return is -20% and the Basket Ending Level is above the Trigger Level on the Final Valuation Date.

Because the Basket Return is negative but the Basket Ending Level is above the Trigger Level of 50, the investor will receive payment at maturity of $10.00 per $10.00 principal amount Security.

Example 3—The Basket Return is -60%, and therefore, the Basket Ending Level is below the Trigger Level on the Final Valuation Date.

Because the Basket Return is negative and the Basket Ending Level is below the Trigger Level on the Final Valuation Date, contingent protection is lost and the Securities are fully exposed to the depreciation of the Underlying Basket. The investor receives a payment at maturity of $4.00 per $10.00 principal amount Security, representing a total return of -60.00% on the Securities. Payment at maturity will be calculated as follows:

$10 + ($10 x Basket Return)

$10 + ($10 x -60%) = $10.00 – $6.00 = $4.00

If the Basket Ending Level is below the Trigger Level on the Final Valuation Date, investors are fully exposed to any depreciation of the Underlying Basket and could lose some or all of their principal at maturity.

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Underlying Basket. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains from the sale or maturity of the Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket Indices or the component stocks of the Basket Indices. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦

You risk Losing Some or All of Your Principal—If the Basket Ending Level is below the Trigger Level, resulting in a Basket Return of less than -50%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is less than 0% (i.e., you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Ending Level declines below the Basket Starting Level). Accordingly, if the Basket Ending Level has declined by more than 50% from the Basket Starting Level over the term of the Securities, you risk losing 100% of your principal.

♦

Contingent Protection Only If You Hold the Securities to Maturity—You will be entitled to receive at least the principal amount of your Securities under the certain limited circumstances described in this pricing supplement only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Securities in the secondary market prior to maturity, you will not receive contingent principal protection on the portion of your Securities sold. You should be willing to hold your Securities to maturity. Contingent protection provided at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

♦

Changes in Closing Prices of the Basket Indices May Offset Each Other—The Securities are linked to a weighted basket composed of the Basket Indices. Where the Index Ending Level of one of the Basket Indices increases relative to its Index Starting Level, the Index Ending Level of the other Basket Index may not increase by the same amount or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one of the Basket Indices may be moderated, or offset, by lesser increases or declines in the level of the other Basket Index. This effect is further amplified by the differing weights of the Basket Indices. The more heavily weighted Basket Index, the S&P MidCap 400® Index, will have a larger impact on the Basket Return than the S&P SmallCap 600® Index, which has a lesser weighting.

♦

No Interest, Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the component stocks of the Basket Indices would have.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.35 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Basket Indices.

♦

Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates in the component stocks of the Basket Indices or in futures, options, or other derivative products on the component stocks of the Basket Indices may adversely affect the market value of the component stocks of the Basket Indices, the level of the Basket Indices and, therefore, the market value of the Securities.

♦

Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the level of the Basket Indices on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Indices and securities comprising the Basket Indices;

♦	the time to maturity of the Securities;

♦	the market prices and dividend rates underlying the component stocks of the Basket Indices;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

S&P MidCap 400® Index

The S&P MidCap 400® Index (the “S&P MidCap 400 Index”) is published by Standard & Poor’s Financial Services LLC (“S&P”). The S&P MidCap 400 Index is intended to provide a performance benchmark for mid-sized companies in the U.S. equity markets. The calculation of the value of the S&P MidCap 400 Index is based on the relative value of the aggregate market value of the common stock of 400 companies, each with unadjusted market capitalization of between US$850 million and US$3.8 billion, as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991. Ten main groups of companies comprise the S&P MidCap 400 Index, with the percentage weight of each group as of August 24, 2010 indicated below: Consumer Discretionary (13.65%); Consumer Staples (4.18%); Energy (5.73%); Financials (20.86%); Health Care (11.53%); Industrials (14.68%); Information Technology (15.32%); Materials (6.61%); Telecommunications Services (0.82%); and Utilities (6.62%). The foregoing information is derived without independent verification from the following website:http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes into this pricing supplement.

The S&P MidCap 400 Index is reported by Bloomberg under the ticker symbol “MID<Index>“.

The information on the S&P MidCap 400 Index provided in this pricing supplement should be read together with the discussion under the heading “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement. The S&P MidCap 400 Index follows the methodology for the S&P 500® Index as described in the index supplement, except that the companies included in the S&P MidCap 400 Index are selected to track the mid-cap range of companies in the U.S. equity market as described above.

Historical Information

The following graph sets forth the historical performance of the S&P MidCap 400 Index based on the weekly closing levels of the S&P MidCap 400 Index from January 2, 2004 through August 24, 2010. The closing level of the S&P MidCap 400 Index on August 24, 2010 was 718.25.

We obtained the closing levels of the S&P MidCap 400 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P MidCap 400 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the S&P MidCap 400 Index will result in the return of any of your initial investment.

S&P MidCap 400® Index Historical Performance

January 2, 2004 – August 24, 2010

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

S&P SmallCap 600® Index

The S&P SmallCap 600® Index (the “S&P SmallCap 600 Index”) is published by Standard & Poor’s Financial Services LLC (“S&P”). The S&P SmallCap 600 Index is intended to provide a performance benchmark for small-cap companies in the U.S. equity markets. The calculation of the value of the S&P SmallCap 600 Index is based on the relative value of the aggregate market value of the common stock of 600 companies, each with unadjusted market capitalization of between US$250 million and US$1.2 billion, as of a particular time compared to the aggregate average market value of the common stocks of 600 similar companies on the base date of December 31, 1993. Ten main groups of companies comprise the S&P SmallCap 600 Index, with the percentage weight of each group as of August 24, 2010 indicated below: Consumer Discretionary (15.67%); Consumer Staples (3.73%); Energy (5.18%); Financials (19.74%); Health Care (13.12%); Industrials (16.45%); Information Technology (17.54%); Materials (3.92%); Telecommunications Services (0.50%); and Utilities (4.16%). The foregoing information is derived without independent verification from the following website:http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes into this pricing supplement.

The S&P SmallCap 600 Index is reported by Bloomberg under the ticker symbol “SML<Index>“.

The information on the S&P SmallCap 600 Index provided in this pricing supplement should be read together with the discussion under the heading “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement. The S&P SmallCap 600 Index follows the methodology for the S&P 500® Index as described in the index supplement, except that the companies included in the S&P SmallCap 600 Index are selected to track the small-cap range of companies in the U.S. equity market as described above.

Historical Information

The following graph sets forth the historical performance of the S&P SmallCap 600 Index based on the weekly closing levels of the S&P SmallCap 600 Index from January 2, 2004 through August 24, 2010. The closing level of the S&P SmallCap 600 Index on August 24, 2010 was 319.63.

We obtained the closing levels of the S&P SmallCap 600 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P SmallCap 600 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the S&P SmallCap 600 Index will result in the return of any of your initial investment.

S&P SmallCap 600® Index Historical Performance

January 2, 2004 – August 24, 2010

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

We have entered into a non-exclusive license agreement with S&P whereby we, in exchange for a fee, are permitted to use the S&P MidCap 400® Index and the S&P SmallCap 600® Index (the “S&P Indices”) in connection with certain securities, including the Securities. We are not affiliated with S&P; the only relationship between S&P and us is any licensing of the use of the S&P Indices and trademarks relating to them.

The license agreement between S&P and Barclays Bank PLC provides that the following disclaimer must be set forth herein:

“The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P MidCap 400® Index or the S&P SmallCap 600® Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P Indices, which are determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Securities. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the S&P Indices. S&P is not is responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER S&P NOR ITS AFFILIATES GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P AND ITS AFFILIATES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P OR ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P MidCap 400®”, “S&P SmallCap 600®”, “S&P 500®” and “500” are trademarks of S&P and have been licensed for use by Barclays Bank PLC.”

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.